Exhibit 10.1

AMENDED AND RESTATED
EXCHANGE AND RECAPITALIZATION AGREEMENT

THIS AMENDED AND RESTATED  EXCHANGE AND RECAPITALIZATION AGREEMENT ("Agreement"), dated as of  May 1, 2011  between CRAFT BREWERS ALLIANCE, INC., a Washington corporation having an office at 929 North Russell Street, Portland, Oregon 97227-1733 (“CBA"), and ANHEUSER-BUSCH, INCORPORATED, a Missouri corporation having an office at One Busch Place, St. Louis, Missouri 63118 ("ABI").

W I T N E S S E T H:

WHEREAS, ABI and CBA are parties to an Exchange and Recapitalization Agreement dated as of June 30, 2004 (“Original Agreement”) which governs certain rights and obligations of ABI and CBA.

WHEREAS, in connection with CBA’s sale of its interest in Fulton Street Brewery, LLC, the parties have agreed to amend and restate the Original Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and intending to be legally bound hereby, it is agreed as follows:

I.           DEFINITIONS

"ABI Competitor" shall mean any Person that, together with its Affiliates, has revenues of $500,000,000 or more from the sale of alcohol beverage products in the calendar year immediately preceding the date on which the provision of this Agreement using this term is to be applied.

"Affiliate" shall mean, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Stock having ordinary voting power in the election of directors of such Person, or (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise. The term "Affiliated" shall have meanings correlative to the foregoing.

"Business Day" shall mean a day of the year on which banks are not required or authorized to close in the States of Missouri, New York and Oregon.

"CBA Distribution Agreement” shall mean the Amended and Restated Master Distributor Agreement between CBA and ABI dated May 1, 2011, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

"Common Stock" shall initially mean the common stock, par value $0.005 per share, of CBA and shall thereafter mean any shares of any class or classes of capital stock resulting from any reclassification or reclassifications thereof or otherwise issued and which have no preference in respect of dividends or of amounts payable in the event of voluntary or involuntary liquidation, dissolution or winding up of CBA and which are not subject to redemption by CBA.

"Confidential Information" shall have the meaning set forth in Section 3.10.

“Environmental Law”  shall mean all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree or judgment, relative to the applicable property, relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include but are not limited to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 ET SEQ.); the Hazardous Material Transportation Act, as amended (49 U.S.C. §§ 1801 ET SEQ.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §§ 136 ET SEQ.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. §§ 6901 ET SEQ.); the Toxic Substance Control Act, as amended (15 U.S.C. §§ 2601 ET SEQ.); the Clean Air Act, as amended (42 U.S.C. §§ 740 ET SEQ.); the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251 ET SEQ.); the Occupational Safety and Health Act, as amended (29 U.S.C. §§ 651 ET SEQ.); and the Safe Drinking Water Act, as amended (42 U.S.C. §§ 300f ET SEQ.), and all analogous state and local counterparts or equivalents and any transfer of ownership notification or approval statutes.

"Fiscal Year" shall mean the calendar year. Subsequent changes of the fiscal year of CBA shall not change the meaning of the term "Fiscal Year," unless ABI shall consent in writing to such changes.

"GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

"Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Independent Directors" shall mean those members of the Board of Directors of CBA that are deemed to be independent of CBA under the rules promulgated by NASDAQ Stock Market, Inc.

"Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

"Registration Rights Agreement" shall mean the Registration Rights Agreement by and between CBA and ABI, dated as of July 1, 2004, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

"Representatives" shall have the meaning set forth in Section 3.10

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Stock" shall mean all shares, options, warrants, general or limited partnership interests, rights, participations or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act).

"Subsidiary"  shall mean, with respect to any Person,  (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, and (b) any partnership or other entity in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

"Termination Date" means the date on which the CBA Distribution Agreement is duly terminated or expires pursuant to its terms.

II.           COVENANTS

2.1           CBA covenants and agrees that, unless duly waived by ABI, from and after the date hereof:

(a)           PERMITTED ACQUISITIONS OR INVESTMENTS. CBA shall not, and shall not permit any of its Subsidiaries to, without ABI's written permission, directly or indirectly in any transaction or related series of transactions, acquire or invest in, whether for cash, debt, Stock, or other property or assets or by guaranty of any obligation, (i) any assets or business related to the production or distribution of malt beverage products the aggregate purchase price of which in any such transaction or related series of transactions exceeds $30,000,000, or (ii) any assets or business not related to the production or distribution of malt beverage products the aggregate purchase price of which in any such transaction exceeds $2,000,000.

(b)           SALES OF ASSETS.

(i)  CBA shall not, and shall not permit any Subsidiary of CBA to, sell, lease, transfer, convey or otherwise dispose of assets in any transaction or related series of transactions, which assets have an aggregate book value exceeding $30,000,000; provided, however, that the foregoing shall not prohibit any bona fide sale-leaseback transaction in which the leases entered into by CBA or any Subsidiary of CBA in connection with such transaction are capital leases as determined in accordance with GAAP.

(ii)  CBA and its Subsidiaries shall not sell, transfer, convey, license, pledge or otherwise dispose of any trademark or trade name acquired or owned by any of them after the date hereof if 5% or more of the revenues of CBA and its consolidated Subsidiaries for the preceding Fiscal Year were attributable to sales of products using such trademark or trade name.

(c)           BOOKS AND RECORDS. CBA shall, and shall cause its Subsidiaries to, keep adequate records and books of account with respect to their business activities, in which proper entries, reflecting all of their financial transactions, are made in accordance with GAAP consistently applied.

(d)           FINANCIAL AND BUSINESS INFORMATION.

(i)  PROJECTIONS.  CBA will deliver to ABI, together with appropriate supporting details, within 30 days prior to the beginning of each Fiscal Year (and CBA, at its option, may deliver such information to its other security holders contemporaneously therewith) its projected net income and volume (in case equivalents and specifically identifying the projected volume for the Eastern Territory (as such term is defined in the CBA Distribution Agreement).

(ii)  OTHER INFORMATION. CBA will deliver to ABI such other information with respect to CBA's business, financial condition or prospects as ABI may, from time to time, reasonably request; provided that ABI shall be entitled to no information concerning the specific brewing processes and formulae used by CBA to brew its malt beverage products.

(e)           COMMUNICATION WITH ACCOUNTANTS. CBA authorizes ABI to communicate directly with its independent certified public accountants and tax advisors, authorizes those accountants to disclose to ABI any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of CBA and any of its Subsidiaries and those advisors to disclose to ABI any information requested by ABI concerning the tax filings or reports made by CBA and any of its Subsidiaries. CBA shall not interfere or attempt to restrain any such communications or disclosures and at the request of ABI from time to time shall issue written instructions or authorizations to its accountants or advisors to facilitate such communications or disclosures.

(f)            CAPITAL STRUCTURE.

(i)  Notwithstanding any other provision of this Section 2.1(f), CBA shall not issue, sell or transfer or agree to issue, sell or transfer any of its authorized but not outstanding shares of Stock, except (A) issuances of Common Stock pursuant to any stock split, reverse stock split or stock dividend or pursuant to the exercise of any option or warrant or the conversion of any convertible security either now outstanding or otherwise permitted by this Section, (B) prior to January 1, 2014 issuances of Common Stock not exceeding 10% of the Common Stock outstanding on January 1, 2011) and for each successive three year period thereafter issuances of Common Stock not exceeding 10% of the  Common Stock outstanding on the first day of such period, and (C) issuances of Stock by CBA to employees, consultants or directors for compensatory purposes, pursuant to any employee or director stock option or other stock incentive plan approved in accordance with the requirements set forth in Section 2.1(g).

(ii)  CBA shall not amend its certificate of incorporation or bylaws (other than an amendment the sole effect of which is to increase its authorized capital stock) without the written approval of ABI.

(iii)  CBA shall not issue any Stock to any Person with more than one vote per share or with a class vote on any matter.

(iv)  CBA shall not issue or sell or agree to issue or sell any Stock to any Person engaged in the business of brewing, producing or distributing malt or any alcoholic beverages in North America or South America or to any Person known by CBA to be an Affiliate of any such Person other than to (A) to any Person who is a wholesaler of the products of ABI or (B) to ABI.

(v)  Without providing ABI with at least 10 days' advance written notice thereof, CBA shall not issue or sell shares of Stock, the effect of which would be to decrease the aggregate percentage ownership of the Common Stock registered in the name of ABI and its designees to under 20% of the outstanding Common Stock.

(vi)  CBA shall not, pursuant to any agreement or the terms of any Stock issued by CBA, give to any Person or Persons the right to name or designate more than one member of the board of directors of CBA.

(vii)  CBA shall not cause or permit any Subsidiary of CBA to issue any Stock to any Person other than to CBA or to any other Subsidiary of CBA.

(g)           TRANSACTIONS WITH AFFILIATES.

(i)  CBA shall not and shall not permit any Subsidiary of CBA to enter into or be a party to any transaction with any Affiliate of CBA or such Subsidiary unless such transaction is (i) upon fair and reasonable terms that are fully disclosed to ABI and are no less favorable to CBA or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate of CBA or such Subsidiary, and (ii) has been approved by a majority of the Independent Directors of the Board of Directors of CBA or a committee of the Board of Directors composed entirely of Independent Directors.

(ii)  CBA shall not enter into, amend, modify or waive any provision of any agreement with an executive officer or director of CBA (or any Affiliate thereof) without the approval by a majority of the Independent Directors of the Board of Directors or a committee of the Board of Directors of CBA composed entirely of Independent Directors. CBA shall establish and maintain a committee of the board of directors, composed entirely of Independent Directors, and such committee shall determine the compensation (including salary, bonus and stock incentives) for each executive officer of CBA. CBA shall not amend the terms of any stock option or other stock incentive or create any stock incentive plan except as approved by such committee.

(h)           MAINTENANCE OF EXISTENCE AND CONDUCT OF BUSINESS. CBA shall and shall cause each of its Subsidiaries to: (i) continue to conduct its business in the brewing of malt beverages substantially as now conducted or as otherwise permitted hereunder and shall not engage in any material respect in any business other than the producing and distributing of malt beverages, and, consistent with past practice, operation of the restaurants located at its breweries; (ii) comply in all material respects with all applicable laws, rules, regulations and orders of any Governmental Authority; and (iii) assure that none of its products are adulterated or misbranded within the meaning of the federal Food, Drug and Cosmetic Act, as amended, and cause all of its products to comply with the applicable provisions of the Code of Federal Regulations.

(i)           DISTRIBUTION OF CBA PRODUCTS.  Except as explicitly authorized by the CBA Distribution Agreement,  CBA shall not distribute products in the Territory (as defined in the CBA Distribution Agreement) other than through ABI or other  ABI wholesalers.  If CBA desires to investigate the production, sale, distribution or licensing the production of any malt beverage product in any country outside the Territory, CBA shall notify ABI and shall provide ABI with all information reasonably requested by ABI in connection with such arrangement.  CBA shall give ABI a period of at least 90 days to make a proposal to CBA pursuant to which ABI would serve as a master distributor or brew the products in such country, and CBA shall not conduct negotiations or discussions with any other party during such 90-day period.  Upon the end of such 90-day period, CBA shall be permitted to select any entity to brew or distribute the products of CBA in any such country, except that CBA shall not be permitted to select an ABI Competitor or any Affiliate thereof for such purpose.  If ABI has made a proposal to brew or distribute the product of CBA in any country, CBA shall not select any other entity without the approval of the Board of Directors.

(j)           FINANCIAL AND OTHER INFORMATION.

(i)  MONTHLY STATEMENTS. CBA shall deliver to ABI as soon as practicable after the end of each month, but in any event within 30 days thereafter: (A) an unaudited consolidated balance sheet of CBA and its Subsidiaries as at the end of such month, (B) unaudited consolidated statements of income, retained earnings and changes in financial position of CBA and its Subsidiaries for such month and for the portion of such year ending with such month, and (C) a sales report for such month, which report will show sales by product, by distributor and whether by bottle or draft in each state in which CBA sells its products, in each case for such month and for the portion of the Fiscal Year ending with such month and showing a comparison of such year to date sales results with those of the previous year, including growth figures for each product on a state by state basis but which need not show sales to CBA.

(ii)  QUARTERLY INFORMATION. CBA shall deliver to ABI as soon as practicable after the end of each of the first three quarterly fiscal periods in each Fiscal Year of CBA, but in any event within 45 days thereafter, (A) an unaudited consolidated balance sheet of CBA and its Subsidiaries as at the end of such quarter, and (B) unaudited consolidated statements of income, retained earnings and changes in financial position of CBA and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the Fiscal Year ending with such quarter.  Such statements shall be (1) prepared in accordance with GAAP consistently applied, (2) in reasonable detail and (3) certified by the principal financial or accounting officer of CBA as presenting fairly the financial condition, results of operation, and cash flows of CBA and its consolidated Subsidiaries in accordance with GAAP consistently applied (subject to normal year-end audit adjustments not material in amount).

(iii)  ANNUAL INFORMATION. CBA will deliver to ABI as soon as practicable after the end of each fiscal year of CBA, but in any event within 90 days thereafter, (A) an audited consolidated balance sheet of CBA and its Subsidiaries as at the end of such year, and (B) audited consolidated statements of income, retained earnings and changes in financial position of CBA and its Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year. Such statements shall be (1) prepared in accordance with GAAP consistently applied, (2) in reasonable detail, and (3) certified as presenting fairly the financial condition, results of operation and cash flows of CBA and its consolidated Subsidiaries in accordance with GAAP consistently applied by Moss Adams, L.L.P. or such other firm of independent certified public accountants selected by CBA that is acceptable in the reasonable judgment of ABI.

(iv)  FILINGS. CBA will deliver to ABI, promptly upon their becoming available, one copy of each report, notice or proxy statement sent by CBA to its stockholders generally, and of each regular or periodic report (pursuant to the Securities Exchange Act) and any registration statement, prospectus or other writing (including, without limitation, by electronic means) pursuant to the Securities Act filed by CBA with (i) the Securities and Exchange Commission, or (ii) any securities exchange or the NASDAQ Stock Market on which shares of Common Stock of CBA are listed or quoted. Prior to filing or making publicly available any such report, notice, proxy statement, registration statement, prospectus or other writing which references or makes any disclosure concerning ABI or its business, CBA shall provide ABI a reasonable opportunity to review such report, notice, proxy statement, registration statement, prospectus or other writing and shall not make any such reference or disclosure concerning ABI or its business to which ABI reasonably objects. CBA shall timely file all material required to be filed by it pursuant to Section 13, 14 or 15 (d) of the Securities Exchange Act. All reports filed by CBA shall conform in all material respects to the requirements of the Securities Exchange Act, and none of such documents shall contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(v)  OWNERSHIP PERCENTAGE. From time to time, ABI shall be permitted to request that CBA determine the percentage ownership of the outstanding Common Stock held by ABI or any other Person specified by ABI, and CBA shall promptly (but in any event no later than five Business Days after such request is made) and accurately provide ABI with a written determination of the percentage ownership of the outstanding Common Stock of ABI or such other Person, as of the date such request is made with such verification and detail as reasonably requested by ABI.

(vi)  NASDAQ LISTING. CBA shall not voluntarily delist or terminate the listing or quotation of the Common Stock on the NASDAQ Stock Market.

(k)           ACCESS TO BOOKS AND RECORDS.  CBA shall permit representatives of ABI to visit and inspect, at no charge to ABI, any of the properties of CBA and its Subsidiaries, to examine the corporate books and make copies or extracts therefrom and to discuss the affairs, finances and accounts of CBA and its Subsidiaries with the principal officers or employees of CBA, all at such reasonable times, upon reasonable notice and as often as ABI may reasonably request; provided that ABI shall be entitled to no information concerning the specific brewing processes or formulae used by CBA to brew its malt beverage products.

(l)           EXCHANGE OF STOCK CERTIFICATES. CBA will, at its expense, promptly upon surrender by ABI of any certificates representing shares of Common Stock at the corporate offices of CBA, execute and deliver to ABI a new certificate or certificates in any denominations specified by ABI for an aggregate number of shares of Common Stock equal to the number of shares of such stock represented by the certificates surrendered.

(m)           LOST, STOLEN, DESTROYED OR MUTILATED STOCK CERTIFICATES.  Upon receipt of evidence reasonably satisfactory to CBA of the loss, theft, destruction or mutilation of any certificate for shares of Common Stock and, in the case of loss, theft or destruction, upon delivery of an indemnity reasonably satisfactory to CBA (which, at the option of ABI, may be an undertaking by ABI to so indemnify CBA), or, in the case of mutilation, upon surrender and cancellation thereof, CBA will issue to ABI a new certificate of like tenor for a number of shares of Common Stock equal to the number of shares of such stock represented by the certificate lost, stolen, destroyed or mutilated.

(n)           AUDITORS.  CBA shall not change its independent certified public accounting firm except to an independent certified public accounting firm acceptable in the reasonable judgment of ABI.

(o)           COLLECTIVE BARGAINING AGREEMENTS. CBA acknowledges that CBA shall have complete responsibility and authority concerning recognition of collective bargaining units within its employees or those of its Subsidiaries,  the determination as to whether to enter into collective bargaining agreements or labor agreements with its employees or those of its Subsidiaries, and the terms of any such agreement.

(p)           REPRESENTATION OF ABI ON THE BOARD OF DIRECTORS. ABI shall be entitled to designate two individuals as directors of CBA, and except as provided in this section, CBA shall cause the number of members on the Board of Directors not to exceed eight. The Board of Directors shall recommend to the shareholders of CBA the election of such individuals. If the shareholders do not elect such individuals, within 30 days after the meeting of the shareholders the Board of Directors of CBA shall amend the Bylaws of CBA to increase the number of members on the Board of Directors to ten and appoint such individuals to the Board of Directors to fill these vacancies. ABI shall be entitled to designate an individual to be a member of each committee of the Board of Directors, except (i) with respect to a committee on which the individual is not permitted to be a member under applicable law or the requirements of any exchange or market on which the securities of CBA are listed or quoted or (ii) with respect to a committee formed to review or determine transactions or proposed transactions between ABI and CBA.

(q)           ABI STOCK OWNERSHIP. CBA shall take no action that would cause the shares of Common Stock registered in the name of ABI and its designees on the Effective Date to equal or exceed 50% of the outstanding Common Stock, as calculated pursuant to Section 5051(a) (2) (B) of the Internal Revenue Code of 1986 and the "controlled group" rules of Section 156 of the Internal Revenue Code of 1986.

2.2           TERMINATION OF CERTAIN COVENANTS. The rights and obligations of CBA and ABI set forth in Section 2.1(a),- (h), (j),  (k),  (n),   (p) and (q) and Section 2.3 shall terminate on the date on which ABI and its Affiliates do not hold, in aggregate, 5% or more of the outstanding Common Stock.  The rights and obligations of CBA and ABI set forth in Section 2.1(i) shall terminate on the Termination Date.

2.3           TRANSFERS OF SECURITIES.

(a)           Prior to any sale, transfer or conveyance by ABI of any shares of Common Stock, ABI shall provide CBA with written notice of its determination to sell, transfer or convey such shares, and CBA shall, within five Business Days of receipt of such notice, give ABI written notice informing ABI as to whether it desires to negotiate the purchase of such shares of Common Stock. Promptly upon ABI's receipt of a written notice delivered by CBA indicating a desire to negotiate the purchase and sale of such shares of Common Stock, CBA and ABI shall negotiate in good faith the terms governing the purchase and sale of such shares of Common Stock. In the event that ABI and CBA do not, within 30 days of ABI's receipt of the written notice from CBA, agree upon the terms governing the purchase and sale of such shares of Common Stock or in the event that CBA does not deliver to ABI written notice indicating a desire to negotiate the purchase of such shares of Common Stock within such five-day period, ABI may attempt to sell, transfer or convey such shares of Common Stock to any other Person, but shall not sell, transfer or convey such shares to any other party for cash, without giving CBA a 15-day right of first refusal concerning the same. In the event that ABI does not sell, transfer or convey such shares or enter into an agreement to sell, transfer or convey such shares within 90 days, ABI may not sell, transfer or convey such shares without compliance with the notice and negotiation provisions of this Section 2.3(a).

(b)           The provisions of Section 2.3(a) shall not apply to any sale, transfer or conveyance of shares by ABI (i) in a registered public offering pursuant to the terms of the Registration Rights Agreement, (ii) in connection with a tender or exchange offer made by any Person or Group other than ABI or its Affiliates, (iii) as a result of any merger, consolidation or share exchange of CBA with or into any other Person or (iv) to any Affiliate of ABI.

2.4           EFFECT ON OTHER AGREEMENTS. The parties agree that upon the execution and delivery hereof, the Original Agreement shall be of no further force and effect, but any rights and obligations accrued prior to such execution and delivery shall survive.  Nothing herein shall impair the rights and obligations of the parties under the Registration Rights Agreement, which remains in full force and effect in accordance with its terms, or any other agreement or instrument between the parties.

III.           INDEMNIFICATION

(a)           CBA agrees to indemnify and hold harmless ABI, its corporate Affiliates and its and their officers, directors and employees from and against any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, attorneys’ fees, expenses and disbursements of any kind which may be imposed upon, incurred by or asserted against them, such officers, directors and employees in any manner relating to or arising out of (i) any untrue representation, breach of warranty or failure to perform any covenants by CBA contained herein or in any agreement to which CBA is a party or in any certificate or document delivered pursuant hereto or thereto, (ii) any Environmental Law applicable to CBA, (iii) any liability of CBA or its Subsidiaries that is not explicitly assumed by the indemnified party hereunder or in any other agreement between the parties, (iv) any liability to or claim of any former, present or future shareholder of CBA or other third party made on behalf of CBA or on their own behalf, arising out of the consummation or disclosure of the transactions described in any other agreement between the parties, and (v) the status of any employee or designee of ABI as a director of CBA.

(b)           ABI agrees to indemnify and hold harmless CBA and its officers, directors and employees from and against any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, attorneys’ fees, expenses and disbursements of any kind which may be imposed upon, incurred by or asserted against CBA and such officers, directors and employees in any matter relating to or arising out of any untrue representation, breach of warranty or failure to perform any covenants by ABI contained herein or in any other agreement between the parties or in any certificate or document delivered pursuant hereto or thereto.

(c)           The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common law remedy ABI, CBA and their respective officers, directors and employees may have for breach or representation, warranty or covenant.

(d)           Notwithstanding the foregoing provisions, the rights of indemnity of CBA, ABI, the corporate Affiliates of ABI and their respective officers, directors, employees and designees arising out of the CBA Distribution Agreement or the Registration Rights Agreement or any certificate or document delivered pursuant thereto shall be governed by the terms of the CBA Distribution Agreement or the Registration Rights Agreement, respectively.

III.           MISCELLANEOUS

3.1           NOTICES. Whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any such communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and either shall be delivered in person with receipt acknowledged or by registered or certified mail, return receipt requested, postage prepaid, or by telecopy and confirmed by telecopy answer back addressed as follows:

If to CBA at:
Craft Brewers Alliance, Inc.
929 North Russell Street
Portland, Oregon  97227
Attention:  Chief Executive Officer
Telecopy Number:  (503) 281-1496

with a copy to:
Miller Nash LLP
111 S.W. Fifth Avenue, Suite 3400
Portland, Oregon  97204
Attention:  Mike Ryan
Telecopy Number:  (503) 224-0155

If to ABI at:
Anheuser-Busch, Incorporated
One Busch Place
St. Louis, Missouri  63118
Attention:  Vice President- Business and
Wholesaler System Development
Telecopy Number:  (314) 765-9167

with a copy to:
Anheuser-Busch Companies, Inc.
One Busch Place
St. Louis, Missouri  63118
Attention:  Vice President and General Counsel
Telecopy Number:  (314) 577-0776

The parties agree to send such notices to such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback, or three Business Days after the same shall have been deposited with the United States mail.

3.2           BINDING EFFECT; BENEFITS. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

3.3           AMENDMENT. Any amendment or waiver of any provision of this Agreement or any other agreement between the parties or any consent to any departure therefrom shall not be effective unless the same shall be in writing and signed by CBA and ABI and shall specifically refer to this Agreement or such other agreement.  Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach, and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

3.4           SUCCESSORS AND ASSIGNS: ASSIGNABILITY. Except as provided in the next sentence, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either party hereto without the prior written consent of the other party hereto. Any right or remedy, arising hereunder or by reason hereof, shall be assignable by ABI to any direct or indirect subsidiary of Anheuser-Busch InBev nv/sa   without the prior written consent of CBA, so long as such Person assumes ABI's obligations hereunder and ABI remains liable for ABI's obligations hereunder. All covenants contained herein shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

3.5           REMEDIES. ABI and CBA, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of their rights under this Agreement. CBA and ABI agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by them of the provisions of Article II of this Agreement and hereby agree to waive the defense in any action for specific performance that a remedy at law would be adequate. Each party hereto shall be paid by the other party hereto for any reasonable costs and expenses incurred by it (including reasonable fees and expenses of counsel and whether incurred as a result of negotiations, legal proceedings or otherwise) in connection with the enforcement of its rights against such other party under any agreement between the parties.

3.6           APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the law of the State of Washington, without regard to the principles thereof regarding conflict of laws.

3.7           SECTION AND OTHER HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

3.8           SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision or provisions in every other respect and the remaining provisions of this Agreement shall not be in any way impaired.

3.9           COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

3.10           NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Without the prior written consent of CBA, any information relating to CBA provided to ABI in connection with, or as a result of, its acquisition of the Common Stock (including  any such received  under Article II hereof) which is either confidential, proprietary, or otherwise not generally available to the public (but excluding (a) information ABI has obtained  independently  or from third-party sources without ABI's knowledge that the source has violated any fiduciary or other duty not to disclose such information, (b) information that otherwise becomes generally available to the public, or (c) information known to ABI other than as a result of its ownership of the securities of CBA or its designation of directors for CBA (the "Confidential Information")) will be kept confidential by ABI, using the same standard of care in safeguarding the Confidential Information as ABI employs in protecting its own proprietary information which ABI desires not to disseminate or publish and ABI will instruct its directors, officers, employees, and representatives (collectively, "Representatives") to so keep such Confidential Information confidential. ABI further represents that it will not, and it will instruct its Representatives not to, trade in Common Stock while in possession of material Confidential Information. It is understood (i) that such Representatives shall be informed by ABI of the confidential nature of the Confidential Information and (ii) that such Representatives shall be bound by the provisions of this Section 3.10 as a condition of receiving the Confidential Information. ABI shall not use any such confidential information to produce a malt beverage the formula of which duplicates any formula for a malt beverage produced by CBA.

3.11           PUBLICITY. Neither ABI nor CBA shall issue any press release or make any public disclosure regarding the transactions effected or contemplated hereby or their consummation without consulting the other party hereto.

3.12           ENTIRE AGREEMENT. This Agreement and the other agreements between the parties constitute the entire agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they are related in any way to the subject matter hereof.

3.13           FEES AND EXPENSES. Each of the parties hereto shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

3.14           CONSTRUCTION. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. If either party has breached any  covenant contained herein in any respect, the existence of another covenant related to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the breach of the former representation, warranty or covenant.

References to this Agreement shall mean this Amended and Restated Exchange and Recapitalization Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. That certain terms or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

IN WITNESS WHEREOF, CBA and ABI have executed this Agreement as of the day and year first above written.

CRAFT BREWERS ALLIANCE, INC.

By:	/s/ Terry E. Michaelson
Title:	President and Chief Executive Officer

ANHEUSER-BUSCH, INCORPORATED

By:	/s/ Michael R. Taylor
Title:	Vice President, Corporate Real Estate

By:	/s/ Thomas Larson
Title:	Assistant Secretary

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